Exhibit 10.12

[New Pasqal]

Société anonyme au capital de [_] euros

Siège social : [_]

[_] RCS [_]

(la « Société »)

(the “Company”)

[Beneficiary]
[Address]

Paris, le [_]
Paris, on [_]

Objet : Attribution gratuite d’actions ordinaires de la Société

Subject: Letter of grant of Restricted Stock Units of the Company

[Chère / Cher] [Madame / Monsieur],

Dear [Sir / Madam]

Nous avons le plaisir de vous informer par la présente que, par décisions en date du [_], le Conseil d’Administration de la Société a, en application de l’autorisation donnée par les actionnaires de la Société le [_], décidé de vous attribuer gratuitement et conditionnellement [_] actions ordinaires de la Société (les « Actions Gratuites »).

We are pleased to inform you hereby that, by decisions dated [_], the Company’s Board of Directors has, pursuant to the authorization granted by the shareholders of the Company on [_], decided to grant to you, for free and conditionally, [_] ordinary shares of the Company (the “Restricted Stock Unit”).

Ces Actions Gratuites sont soumises aux stipulations du règlement que vous trouverez joint aux présentes (le « Règlement du Plan »).

These Restricted Stock Units are subject to the provisions of the plan rules attached hereto (the “Rules”).

Les termes et expressions commençant par une lettre majuscule et qui ne sont pas définis dans ce courrier ont la signification qui leur est donnée dans le Règlement.

Capitalized terms and expressions not defined in this letter shall have the meaning given to them in the Rules.

-	Date d’Attribution	[_]
Date of Grant

-	Nombre d’Actions Gratuites attribuées :	[_]
Number of Restricted Stock Units granted

-	Date d’Acquisition	voir détails en Article 4 du Règlement du Plan.
Vesting Date

-	Fin de la Période de Conservation End of the Holding Period	[Jusqu’au deuxième anniversaire de la Date d’Attribution, étant précisé que si le Bénéficiaire est un mandataire social, le Bénéficiaire sera tenu de conserver un nombre d’Actions Ordinaires égal à 1% du nombre d’Actions Gratuites attribuées pour la durée de son mandat social.]

La présente attribution est conditionnée à la contre-signature par vos soins de la présente Notification d’Attribution, revêtue de la mention manuscrite demandée, dans un délai de trente (30) jours calendaires à compter de la date des présentes, étant précisé que cette contre-signature implique notamment que vous vous engagez irrévocablement à respecter l’ensemble des stipulations du Règlement du Plan ainsi que des statuts de la Société.

The present grant is conditional upon your countersigning this Notice of Grant, with the required handwritten endorsement within thirty (30) calendar days from the date hereof, it being specified that such countersigning implies, inter alia, that you irrevocably undertake to comply with all the provisions of the Rules as well as of the Company's Articles of Association.

Nous attirons votre attention sur le fait qu’à défaut d’acceptation de votre part dans les conditions visées ci-dessus, vous serez réputé avoir renoncé définitivement au bénéfice de la présente attribution et la Société sera en conséquence libérée de tout engagement et obligation à votre égard, sans indemnité d’aucune sorte.

Please note that in the event of your non-acceptance of the above-mentioned conditions, you will be deemed to have definitively renounced the benefit of the present grant and the Company will consequently be released from all commitments and obligations towards you, without any indemnity whatsoever.

Nous vous rappelons qu’il vous appartient de solliciter votre propre conseil fiscal et social et de vous renseigner sur le régime fiscal et social applicable à l’attribution, à la détention et, le cas échéant, au transfert des Actions Gratuites.

We remind you that it is your responsibility to seek your own tax and social security advice regarding the regime applicable to the grant, the holding and, as the case may be, the transfer of the Restricted Stock Units.

Nous vous prions d’agréer, [Chère / Cher] [Madame Monsieur], l’expression de nos sentiments distingués.

Yours faithfully, Dear [Sir / Madam]

[New Pasqal] Représentée par [_] Represented by [_]

[_]*

*Merci de faire précéder votre signature de la mention manuscrite suivante :

Please precede your signature with the following written mention :

« Bon pour acceptation des termes et conditions du Plan 2026 d’attribution gratuite d’actions de la Société »

Please precede your signature with the following handwritten note:

“Good for acceptance of the terms and conditions of the 2026 Plan for the grant of restricted stock units of the Company”

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PASQAL

RÈGLEMENT DU PLAN

D’ATTRIBUTION GRATUITE D’ACTIONS [2026]

PASQAL

[2026] RESTRICTED STOCK UNITS PLAN RULES

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Dans le cadre de la politique d’intéressement des salariés et mandataires sociaux éligibles du Groupe, la société [New Pasqal], société anonyme de droit français dont le capital social est de [_] euros, ayant son siège social [_] et immatriculée au registre du commerce et des sociétés de [_] sous le numéro [_] (la « Société »), a décidé d’associer certains salariés et mandataires sociaux du Groupe à la croissance de ce dernier. La Société souhaite ainsi reconnaître et valoriser leur participation active à la création de richesse et leur contribution au succès du Groupe.	As part of the Group’s long-term incentive policy for employees and eligible corporate officers, the company [New Pasqal], a joint-stock company with a share capital of € [_] having its registered office at [_] and registered with the [_] commercial and trade register under number [_] (the “Company”), has decided to motivate and associate certain employees and corporate officers of the Group to the latter’s growth and to value their active participation to the Group’s success, through their initiative, contributions and performance.

Aux termes de la [●]me résolution adoptée par les Actionnaires de la Société lors de [la consultation écrite close le / l’assemblée générale tenue le] [●] 2026, le Conseil d’Administration a, sur autorisation des Actionnaires, été autorisé à procéder au profit des membres du personnel salarié et de certains mandataires sociaux de la Société et de ses filiales, dans le cadre des dispositions des Articles L. 225-197-1 et suivants du Code de Commerce, à attribuer gratuitement jusqu’à [●] actions ordinaires (les « Actions Ordinaires »).	Pursuant to the terms of the [●]th resolution adopted by the Shareholders during the [written consultation closed / general meeting held] on [●] 2026, the Board of Directors has been authorized, pursuant to an authorization granted by the Shareholders to grant for free to employees and corporate officers of the Company and its subsidiaries, in accordance with the provisions of Articles L. 225-197-1 et seq. of the French Commercial Code, up to [●]ordinary shares (the “Ordinary Shares”).

En vertu de cette autorisation, le Conseil d’Administration a arrêté les termes du présent plan d’attribution gratuite d’Actions Ordinaires régi par les dispositions des Articles L.225-197-1 et suivants du Code de Commerce le [●] 2026 (le « Plan »), tel que modifié le cas échéant par l’avenant au Plan inclus en Annexe (le « Country Addendum »). Un exemplaire du Plan est remis à chaque Bénéficiaire.	Based on this authorization, the Board of Directors approved this free allocation of Ordinary Shares plan governed by the provisions of Articles L.225-197-1 et seq. of the French Commercial Code on [●] 2026 (the “Plan”), as amended, to the extent applicable, by the addendum to the Plan set out in Appendix (the “Country Addendum”). A copy of the Plan is delivered to each Beneficiary.

Il est rappelé aux Bénéficiaires que l’attribution dont ils bénéficient peut avoir des conséquences variables sur leur situation fiscale personnelle ainsi qu’au regard des contributions de sécurité sociale. En particulier, mais sans que ce soit limitatif, les conséquences fiscales et en matière de contributions de sécurité sociale peuvent varier si le pays où les Bénéficiaires ont établi leur résidence fiscale vient à changer entre la date à laquelle le Conseil d’Administration leur attribue le droit conditionnel à recevoir les Actions Ordinaires et la date de cession des actions qui leur seront éventuellement livrées si les conditions de leur acquisition sont remplies. La Société recommande donc aux Bénéficiaires de consulter un conseiller professionnel sur ces sujets.	Beneficiaries are reminded that the grant made for their benefit may have different consequences on their personal tax and social security contributions position. In particular, and without limitation, the consequences on their personal tax and social security contributions position may vary if the Beneficiaries change their country of residence between the date when the Board of Directors grants them the conditional right to receive Ordinary Shares at vesting and the date they dispose of the shares delivered to them, as the case may be, provided that the vesting conditions are met. The Company recommends that Beneficiaries consult a professional adviser on these matters.

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1. DÉFINITIONS		1. DEFINITIONS

Dans le Règlement du Plan, les mots et expressions suivants sont définis de la manière suivante :		For the purposes of the Plan Rules, the following terms shall be defined as follows:

Action Gratuite	désigne les Actions Ordinaires attribuées gratuitement en application du Règlement du Plan.	Restricted Stock Unit	means the Ordinary Shares granted for no consideration in accordance with the Plan Rules.

Action Ordinaire	désigne une action ordinaire existante ou à émettre de la Société livrée en application du Règlement du Plan.	Ordinary Share	means an ordinary share of the Company issued or to be issued, delivered in accordance with the Plan Rules.

Actionnaires	désigne les actionnaires de la Société.	Shareholders	means the shareholders of the Company.

Article	désigne un article du Plan.	Article	means an article of the Plan.

Autorisation des Actionnaires	désigne l’autorisation consentie par les Actionnaires lors de [la consultation écrite close / l’assemblée générale tenue] le [●] 2026 permettant au Conseil d’Administration de procéder, en une ou plusieurs fois, pour une durée de trente-huit (38) mois à compter de cette date, à l’attribution d’Actions Gratuites.	Shareholders’ Authorization	means the authorization given by the Shareholders during [the written consultation closed / the general meeting held] on [●] 2026 authorizing the Board of Directors to grant on one or several occasions, over a period of thirty-eight (38) months from such date, Restricted Stock Units.

Bénéficiaire	désigne toute Personne Éligible à la Date d’Attribution à qui le Conseil d’Administration a attribué une Action Gratuite.	Beneficiary	means any Eligible Person at the Date of Grant to whom the Board of Directors has granted a Restricted Stock Unit.

Code de Commerce	désigne le code de commerce français.	French Commercial Code	means the French Commercial Code.

Code de la Sécurité Sociale	désigne le code de la sécurité sociale français.	French Social Security Code	means the French social security code.

Conseil d’Administration	désigne le conseil d’administration de la Société	Board of Directors	means the Company’s board of directors.

Date d’Acquisition	désigne la date à laquelle tout ou partie des Actions Gratuites attribuées à un Bénéficiaire lui sont définitivement acquises et livrées, conformément au calendrier fixé à l’Article 4 du Règlement du Plan.	Vesting Date	means the date from which all or part of granted Restricted Stock Units vest, are issued and delivered to a Beneficiary in accordance with the vesting schedule set under Article 4 of the Plan Rules.

Date d’Anniversaire	désigne, pour une année civile donnée suivant la Date d’Attribution, la date correspondant au même quantième calendaire que la Date d’Attribution.	Anniversary Date	means, for a given calendar year following the Grant Date, the date falling on the same calendar day as the Grant Date.

Date d’Arrêté	désigne la date à laquelle le Conseil d’Administration a arrêté les termes du Plan.	Approval Date	means the day when the Board of Directors approved the terms of the Plan.

Date d’Attribution	désigne la date à laquelle le Conseil d’Administration attribue des Actions Gratuites à un Bénéficiaire conformément au Plan.	Grant Date	means the day when the Board of Directors grants Restricted Stock Units to a Beneficiary, according to the Plan.

Date de Notification de Départ	désigne :	Departure Notification Date	means:

	1. en cas de licenciement, de démission, ou de rupture conventionnelle le jour de la réception par le Bénéficiaire (ou la date de la première présentation) de la lettre de notification de licenciement, la date de présentation de la lettre de démission, ou le jour de l’homologation de la convention de rupture par la DREETS , selon le cas ;		1. in case of dismissal, resignation or termination by mutual consent, the date of receipt by the Beneficiary (or the date of first presentation) of the letter notifying him/her of the termination, the date of presentation of the resignation letter, or the date of the homologation of the termination agreement by the Regional Directorates for the Economy, Employment, Labour and Solidarity, as the case may be;

2. en cas de non-renouvellement du contrat de travail du Bénéficiaire, la date d’expiration du contrat de travail du Bénéficiaire.	2. in the event of non-renewal of the employment contract of the Beneficiary, the expiry date of the Beneficiary’s employment agreement.

3. en cas d’Invalidité, la date d’effet de la décision de classement en Invalidité du Bénéficiaire par l’autorité compétente ou, en l’absence d’une telle procédure dans le pays concerné la date d’attestation Invalidité du Bénéficiaire par deux médecins ;	3. in the event of Disability, the effective date of the decision of the competent authority to classify the Beneficiary as disabled or, if there is no such procedure in the country concerned, the date of certification of the Beneficiary’s Disability by two doctors;

4. si le Bénéficiaire est un mandataire social, la date de cessation de son mandat ou la date de sa révocation par l'organe compétent ;	4. in the event the Beneficiary is a corporate officer, the date of termination of his or her non-renewed term of office or the date of his or her dismissal by the competent body;

5. en cas de décès, la date du décès (tel que figurant sur le certificat de décès) ;	5. in the event of death, the date of death (as appearing on the death certificate);

6. en cas de cession d'une société du Groupe au sein de laquelle le Bénéficiaire est mandataire social ou salarié, la date de réalisation en vertu du contrat de cession définitif en lien avec la cession de ladite société du Groupe (selon les modalités du paragraphe 4 de l’Article 4.1) ;	6. in case of sale of a Group company in which the Beneficiary is corporate officer or employee, the completion date of the definitive sale agreement in relation to the sale of said Group company (in accordance with paragraph 4 of Article 4.1);

7. en ce qui concerne tout autre départ, la date à laquelle le Bénéficiaire partant cesse de figurer sur le registre du personnel (ou équivalent) de la société du Groupe concernée.	7. with respect to any other departure, the date on which the departing Beneficiary ceases to appear on the relevant Group company’s personnel register (or equivalent).

Groupe	désigne la Société ainsi que ses filiales au sens de l’Article L. 233-1 du Code de Commerce, les filiales de ses filiales, les filiales de ces dernières et ainsi de suite, sans limitation et quel que soit leur pays d’incorporation.	Group	means the Company, as well as its subsidiaries within the meaning of Article L. 233-1 of the French Commercial Code, the subsidiaries of its subsidiaries, the subsidiaries of the latter and so on, without limitation and regardless of the country of incorporation.

Invalidité	désigne tout cas d’invalidité de 2ème et 3ème catégories au sens de l’Article L. 341-4 du Code de la Sécurité Sociale ou tout cas d’invalidité reconnue selon les mêmes critères dans le pays d’exercice de l’activité professionnelle du Bénéficiaire.	Disability	means any case of disability of 2nd and 3rd categories within the meaning of Article L. 341-4 of the French Social Security Code or any case of disability recognized by the same criteria in the country where the Beneficiary’s professional activity is carried out.

Marché Règlementé	désigne un des marchés règlementés tels que définis par l’Article L. 421-1 du Code Monétaire et Financier, dont la liste est fixée et mise à jour par arrêté du ministre chargé de l’économie sur la proposition de l’Autorité des Marchés Financiers (« AMF ») ou tout autre marché équivalent hors de France.	Regulated Market	refers to one of the regulated markets within the meaning of Article L. 421-1 of the French Monetary and Financial Code (Code Monétaire et Financier) the list of which is established and updated by the French Minister in charge of the economy upon proposal of the Autorité des Marchés Financiers (« AMF ») or any other equivalent market outside France.

Notification d’Attribution	désigne le document individuel et nominatif adressé à chaque Bénéficiaire par la Société afin de lui notifier l’attribution d’au moins une Action Gratuite.	Notice of Grant	means the individual notice sent by the Company to each Beneficiary in order to notify him/her of the grant of at least one Restricted Stock Unit.

Période d’Acquisition	désigne la période courant à compter de la Date d’Attribution (incluse) jusqu’à la Date d’Acquisition (exclue).	Vesting Period	means the period starting on the Grant Date (included) and ending on the Vesting Date (excluded).

Période de Conservation	Désigne la période courant à compter de chacune des Dates d’Anniversaires durant laquelle les Bénéficiaires ne peuvent pas disposer de leurs Actions Ordinaires et doivent les conserver au nominatif jusqu’à l’issue de ladite période, étant précisé que pour les bénéficiaires français la période cumulée de la Période d’Acquisition et de la Période de Conservation est d’au moins deux (2) ans à compter de la Date d’Attribution.	Holding Period	means the period from each of the Anniversary Dates during which Beneficiaries may not dispose of their Ordinary Shares and must hold them in registered form until the end of such period; it being specified that for French beneficiaries the cumulative duration of the Vesting Period and the Holding Period is at least two (2) years as from the Grant Date.

Personne Éligible	désigne tout mandataire social ou membre du personnel salarié de la Société ou de l’une des sociétés du Groupe visée à l’article L.225-197-1 du Code de Commerce, selon le cas.	Eligible Person	means any corporate officer or employee of the Company or of one of the Group companies referred to in Article L.225-197-1 of the Commercial Code, as the case may be.

Plan	désigne le présent plan d’attribution gratuite d’Actions Ordinaires.	Plan	means this restricted stock units plan of the Company.

Règlement du Plan	désigne les présentes règles du Plan.	Plan Rules	means these Plan rules.

Société	désigne la société [New Pasqal], société anonyme de droit français ayant son siège social [_] et immatriculée au registre du commerce et des sociétés de [_] sous le numéro [_].	Company	means the company [New Pasqal], a joint-stock company having its registered office at [_] and registered with the [_] commercial and trade register under number [_].

Statuts	désigne les statuts de la Société.	Articles of Association	means the articles of association of the Company.

2. ATTRIBUTION DES ACTIONS GRATUITES		2. GRANT OF RESTRICTED STOCK UNITS

2.1 Bénéficiaires		2.1 Beneficiaries

Sous réserve des dispositions des Articles L. 225-197-1 et suivants du Code de Commerce, des termes de l’Autorisation des Actionnaires et du Règlement du Plan, le Conseil d’Administration peut décider l’attribution d’Actions Gratuites aux Personnes Éligibles qu’il désigne.		Subject to the provisions of Articles L. 225-197-1 et seq. of the French Commercial Code, the Shareholders’ Authorization and the Plan Rules, the Board of Directors may decide to grant Restricted Stock Units to Eligible Persons that it designates.

Aucune Action Gratuite ne peut être attribuée à une Personne Éligible si elle possède déjà plus de 10 % du capital social de la Société ou si l’attribution a pour effet de lui conférer plus de 10 % du capital social de la Société déterminé conformément à l’article L.225-197-1 du Code de Commerce.		No Restricted Stock Units shall be granted to an Eligible Person if he/she already owns more than 10% of the Company’s share capital or if the grant would allow him/her to own more than 10% of the Company’s share capital in accordance with Article L.225-197-1 of the French Commercial Code.

2.2 Nombre d’Actions Gratuites attribuées		2.2 Number of Restricted Stock Units granted

Le nombre d’Actions Gratuites attribué à chaque Bénéficiaire est déterminé par le Conseil d’Administration, dans les limites fixées par l’Autorisation des Actionnaires.		The number of Restricted Stock Units granted to each Beneficiary is determined by the Board of Directors, within the limits decided by the Shareholders’ Authorization.

Sous réserve des ajustements visés à l’Article 8, le nombre maximum d’Actions Ordinaires pouvant être attribuées dans le cadre du Plan est limité à [●] Actions Ordinaires, étant précisé que le nombre d’Actions Gratuites attribuées aux Bénéficiaires devra être déterminé de telle sorte que le nombre total d’actions gratuites attribuées par la Société ne pourra représenter plus de 15% du capital social de la Société à la Date d’Attribution.		Subject to the adjustments mentioned in Article 8, the maximum number of Ordinary Shares that may be granted within the Plan is limited to a maximum of [●] Ordinary Shares of the Company, it being provided that the number of Restricted Stock Units granted to the Beneficiaries shall be determined so that the total number of free shares granted by the Company cannot represent more than 15% of the Company’s share capital on the Grant Date.

Il est en outre précisé qu’en aucun cas la valeur des Actions Gratuites ne pourra représenter plus de 13,04% de la valeur de l’ensemble des actions émises par la Société, et ne pourra avoir pour effet de conférer à un même Bénéficiaire plus de 10% de la valeur de l’ensemble des actions émises par la Société, étant précisé que, pour l’appréciation du seuil de 10%, ne seront prises en compte que les actions de la Société détenues directement depuis moins de sept ans par ledit Bénéficiaire.	It is further provided that in no event shall the value of the Restricted Stock Units represent more than 13.04% of the value of all shares issued by the Company, and shall not have the effect of granting to the same Beneficiary more than 10% of the value of all shares issued by the Company, it being provided that, for the assessment of the 10% threshold, only the shares of the Company held directly by such Beneficiary for less than seven years shall be taken into account.

Les Actions Ordinaires qui ne seront pas livrées aux Bénéficiaires viendront en déduction du nombre d’Actions Ordinaires attribuées et pourront ainsi faire l’objet d’une nouvelle attribution, sous réserve du respect des conditions fixées par l’Autorisation des Actionnaires.	Non-vested Shares shall reduce the number of granted Ordinary Shares and will be available for a new grant, provided that the conditions imposed by the Shareholders’ Authorization are satisfied.

2.3 Conditions d’attribution et d’acquisition	2.3 Grant terms and vesting conditions

Le Conseil d’Administration définit les conditions d’attribution et d’acquisition des Actions Gratuites.	The Board of Directors defines the terms of the grant and vesting of the Restricted Stock Units.

L’attribution et la livraison des Actions Ordinaires sont gratuites et ne donneront lieu à aucun paiement par le Bénéficiaire au profit de la Société.	The Ordinary Shares are granted and will be delivered for no consideration and do not cause any payment by the Beneficiary to the Company.

2.4 Date d’Attribution	2.4 Grant Date

Les Actions Gratuites peuvent être attribuées par le Conseil d’Administration à n’importe quel moment à compter de la Date d’Arrêté et avant l’expiration d’un délai de trente-huit (38) mois à compter de l’Autorisation des Actionnaires.	The Restricted Shares Units may be granted by the Board of Directors at any time starting from the Approval Date and before the expiry of a thirty-eight (38) month period starting from the Shareholders’ Authorization.

2.5 Notification d’Attribution	2.5 Notice of Grant

L’attribution d’Actions Gratuites est attestée par une Notification d’Attribution émise par la Société et remise à chaque Bénéficiaire, qui comprend notamment les informations suivantes :	The grant of the Restricted Stock Units is evidenced by a Notice of Grant issued by the Company and sent to each Beneficiary, which includes the following information:

- le nombre d’Actions Gratuites attribuées ; - la Date d’Attribution ; - les Dates d’Acquisition ; - la durée de la Période de Conservation ; et - toute obligation à la charge du Bénéficiaire.	- the number of granted Restricted Stock Units; - the Grant Date; - the Vesting Dates; - the duration of the Holding Period; and - any obligation binding on a Beneficiary.

Le Règlement du Plan est joint à la Notification d’Attribution.	The Plan Rules are attached to the Notice of Grant.

Sauf mention contraire dans la Notification d’Attribution, les Actions Gratuites sont attribuées à chaque Bénéficiaire à la Date d’Attribution, à la condition du retour, par courrier recommandé avec avis de réception (ou remise en mains propres), à la Société, au plus tard à l’expiration d’un délai de trente (30) jours calendaires à compter de la réception de la Notification d’Attribution, du Règlement du Plan, ainsi que de tout autre document qui pourrait y être annexé, dument signé et revêtu notamment de la mention « bon pour acceptation des termes et conditions de l’attribution ».	Except otherwise provided in the Notice of Grant, the Restricted Stock Units are granted to each Beneficiary on the Grant Date, under the condition that he or she returns to the Company via registered letter with acknowledgment of receipt (or hand delivery), at the latest within thirty (30) calendar days following the receipt of the Notice of Grant, of a duly signed copy of the Plan Rules and of any other ancillary documents attached thereto, with in particular the affix “Good for acceptance of the terms and conditions of the grant”.

A défaut de réalisation de la condition dans le délai ci-dessus défini, les Actions Gratuites seront caduques et de nul effet et pourront à nouveau être utilisées par le Conseil d’Administration dans le cadre d’une attribution future conformément à l’Autorisation des Actionnaires et la Société sera en conséquence libérée de tout engagement et obligation vis-à-vis du Bénéficiaire.	Failing the fulfillment of the condition, the granted Restricted Stock Units would be null and void and may again be granted by the Board of Directors in the context of a future grant in accordance with the Shareholders’ Authorization and the Company will therefore be released from any commitment and obligation towards the Beneficiary.

Les Bénéficiaires prennent l’engagement de ne pas recourir à des opérations de couverture de leur risque sur les Actions Ordinaires qu’ils pourraient recevoir ou ont reçues, sauf accord préalable du Conseil d’Administration.	The Beneficiaries undertake not to engage, without the prior approval of the Board of Directors, any risk hedging transactions on the Ordinary Shares they received or may receive.

3. DROITS DU BÉNÉFICIAIRE PENDANT LA PÉRIODE D’ACQUISITION	3. BENEFICIARY RIGHTS DURING THE VESTING PERIOD

Les Actions Gratuites sont attribuées personnellement au Bénéficiaire et, à l’exception du cas du décès du Bénéficiaire visé à l’Article 4.2, les droits résultant de l’attribution d’Actions Gratuites ne pourront être transférés, ou faire l’objet d’une quelconque sûreté, jusqu’à la Date d’Acquisition, sans préjudice des stipulations de l’Article 4.	The Restricted Shares Units are granted to the Beneficiary personally, and the rights attached to the Restricted Shares Units may not be transferred, except in case of death of the Beneficiary as provided under Article 4.2, or subject to any security interest in any way whatsoever before the Vesting Date, without prejudice to the provisions of Article 4.

En cas de décès du Bénéficiaire avant la Date d’Acquisition, ses héritiers ou ayants droit pourront demander la livraison anticipée des Actions Ordinaires à livrer au Bénéficiaire dans un délai de six mois à compter du décès du Bénéficiaire.	In case of death of the Beneficiary before the Vesting Date, his/her heirs or successors may, during a six-month period as of the date of death, request the anticipated delivery of the Ordinary Shares to be delivered to the Beneficiary.

4. CALENDRIER ET CONDITIONS D’ACQUISITION	4. VESTING SCHEDULE AND CONDITIONS

4.1 Principes	4.1 Principles

Sous réserve des stipulations dérogatoires figurant aux Articles 4.2 et 4.3, à chacune des dates anniversaires visées ci-après (les « Dates Anniversaires »), sous réserve d’avoir conservé la qualité de Personne Éligible jusqu’à la date anniversaire concernée, un Bénéficiaire aura acquis un droit irrévocable à recevoir un pourcentage du nombre d’Actions Ordinaires arrêté dans la Notification d’Attribution, déterminé comme suit[1] :

- 1ère anniversaire de la Date d’Attribution : 25% des Actions Gratuites, qui seront soumises à la Période de Conservation ;

- 2ème anniversaire de la Date d’Attribution : 25% des Actions Gratuites, qui ne seront pas soumises à la Période de Conservation ;

- 3ème anniversaire de la Date d’Attribution : 25% des Actions Gratuites, qui ne seront pas soumises à la Période de Conservation ; et

- 4ème anniversaire de la Date d’Attribution : 25% des Actions Gratuites, qui ne seront pas soumises à la Période de Conservation.

Subject to the derogatory provisions of Articles 4.2 and 4.3, on each of the anniversary dates referred to below (the « Anniversary Dates »), subject to having remained Eligible Person until the relevant anniversary date, a Beneficiary shall have acquired an irrevocable right to receive a percentage of the number of Ordinary Shares set out in the Notice of Grant, as follows:

- 1st anniversary of the Grant Date: 25% of the Restricted Stock Units (subject to the Holding Period);

- 2nd anniversary of the Grant Date: 25% of the Restricted Stock Units (not subject to the Holding Period);

- 3rd anniversary of the Grant Date: 25% of the Restricted Stock Units (not subject to the Holding Period); and

- 4th anniversary of the Grant Date: 25% of the Restricted Stock Units (not subject to the Holding Period).

Par exception à ce qui précède, la Notification d’Attribution pourra prévoir un calendrier d’acquisition distinct de celui prévu dans le Plan.	By exception to the foregoing, the Notice of Grant may provide a vesting schedule distinct from the one set out in the Plan.

Pour les besoins du présent Article, un Bénéficiaire perdra la qualité de Personne Éligible s’il n’est plus lié à la Société ou à toute autre société du Groupe auquel la Société appartient par un mandat social ou contrat de travail, pour quelque cause que ce soit, y compris, sans que cette liste soit limitative, pour cause de décès, d’Invalidité, de démission, de licenciement, de départ ou mise à la retraite. La perte de la qualité de Personne Éligible interviendra à la Date de Notification de Départ.	For the purpose of this Article, a Beneficiary shall cease to be an Eligible Person if he or she is no longer bound to the Company, or to any other company within the Group, by a corporate mandate or an employment contract, for whatever reason, including by reason of death, Disability, resignation, dismissal, or voluntarily or compulsorily retires. A person shall cease to be an Eligible Person on the Departure Notification Date.

[1]	[Note to draft: For French beneficiaries, a special employer contribution equal to 30% of the value of the share is due within 30 days following the acquisition date. To limit the cost associated with this contribution, a shortened vesting period could be implemented.]

Par ailleurs, un Bénéficiaire perdra la qualité de Personne Éligible, si et à compter du jour où la Société cessera de détenir au moins 50 % du capital ou des droits de vote de la société du Groupe à laquelle le Bénéficiaire est lié, sauf décision contraire prise par le Conseil d’Administration.	Furthermore, a Beneficiary shall cease to be an Eligible Person in the case where, and as of the date when the Company shall no longer own at least 50% of the capital or voting rights of the group company in which such Beneficiary holds a position, unless the Board of Directors decides otherwise.

Aucune des stipulations du présent Plan ne constitue, le cas échéant, un élément du contrat de travail d’un Bénéficiaire. Les droits et obligations découlant de la relation de travail entre le Bénéficiaire et la Société ou les sociétés du Groupe ne peuvent en aucune manière être affectés par le Règlement du Plan dont ils sont totalement distincts. La participation au présent Plan d’attribution ne saurait conférer aucun droit relatif à la poursuite de la relation de travail.	None of the provisions of this Plan shall constitute, as the case may be, an element of the employment contract of a Beneficiary. The rights and obligations arising from the employment relationship between the Beneficiary and the Company or the companies of the Group cannot in any way be affected by the Plan Rules, which are totally distinct from them. Participation in this award Plan shall not confer any rights with respect to the continuation of the employment relationship.

4.2 Dérogations en cas d’Invalidité ou de décès du Bénéficiaire	4.2 Exceptions in the event of Disability or death of the Beneficiary

Par dérogation aux stipulations de l’Article 4.1, l’intégralité des Actions Gratuites attribuées à un Bénéficiaire lui sera définitivement acquise par anticipation en cas d’Invalidité ou de décès du Bénéficiaire, si, dans ce dernier cas, ses héritiers manifestent la volonté de recevoir les Actions Ordinaires dans les six mois suivant la date du décès, période à l’issue de laquelle les Actions Gratuites deviennent caduques.	Notwithstanding the provisions of Article 4.1, vesting of the Restricted Stock Units granted to a Beneficiary shall be accelerated in case of Disability or death of the Beneficiary, if, in the latter case, his/her heirs request the delivery of the Ordinary Shares within six months of the date of the death, after which the Restricted Shares Units shall become null and void.

Il est précisé que, dans les cas visés ci-avant, les Actions Ordinaires seront livrées par anticipation, quand bien même la date de l’évènement interviendrait avant le 1er anniversaire de la Date d’Attribution.	It is specified that in the cases referred to above, the Ordinary Shares shall be delivered in advance, even if the event occurs before the 1st anniversary of the Grant Date.

4.3 Autres dérogations	4.3 Other exceptions

Par dérogation aux stipulations de l’Article 4.1, tout ou partie des Actions Gratuites attribuées à un Bénéficiaire pourront lui être définitivement acquises par anticipation, nonobstant toute condition de présence, en cas de décision expresse en ce sens du Conseil d’Administration en cas de réalisation de l’une des opérations suivantes :

Notwithstanding the provisions of Article 4.1, all or part of the Restricted Stock Units granted to a Beneficiary may be definitively vested in advance, regardless of any continued service condition, in the event of an express decision to that effect by the Board of Directors upon the occurrence of any of the following transactions:
- vente de quatre-vingt-quinze pour cent (95%) des actions de la Société avant la dernière Date Anniversaire ; ou	- sale of ninety-five percent (95%) of the shares of the Company before the last Anniversary Date; or

- fusion par voie d’absorption de la Société avant la dernière Date Anniversaire à l’issue de laquelle les Actionnaires qui détenaient le contrôle de la Société immédiatement avant la réalisation de la fusion ne détiendront pas le contrôle de la société bénéficiaire de la fusion ; ou	- merger by absorption of the Company before the last Anniversary Date at the end of which the Shareholders who held control of the Company immediately before the completion of the merger will not hold control of the company benefiting from the merger; or

- cession ou toute autre forme de transfert avant la dernière Date Anniversaire par un ou plusieurs Actionnaires de la Société à toute personne d’un nombre d’actions ayant pour effet de conférer à celle-ci plus de cinquante pour cent (50%) du capital et des droits de vote de la Société ; ou	- transfer or any other form of assignment before the last Anniversary Date by one or more Shareholders of the Company to any person of a number of shares having the effect of conferring on such person more than fifty percent (50%) of the share capital and voting rights of the Company; or

- cession de la totalité ou de la quasi-totalité des actifs de la Société avant la dernière Date Anniversaire à un tiers non contrôlé, directement ou indirectement, par la Société ou par les Actionnaires la contrôlant ; le terme « contrôle » s’entendant au sens de l’article L.233-3 du code de commerce.	- sale of all or substantially all of the assets of the Company before the last Anniversary Date to a third party not controlled, directly or indirectly, by the Company or by the Shareholders controlling it; the term “control” being understood within the meaning of Article L.233-3 of the French Commercial Code

Il est précisé que dans les cas visés ci-avant, et nonobstant toute clause contraire du présent Règlement du Plan, les Actions Ordinaires, quoique acquises par anticipation, ne pourront pas être livrées avant le premier anniversaire de la Date d’Attribution.

It being specified that, notwithstanding any provisions of these Plan Rules to the contrary, the Ordinary Shares, even if they are vested by anticipation, may not be delivered before the first anniversary of the Date of Grant.
5. LIVRAISON DES ACTIONS	5. DELIVERY OF THE SHARES

Les Actions Ordinaires auxquelles le Bénéficiaire aura un droit acquis lui seront livrées dès que possible à compter des Dates Anniversaires, sous réserve de signature au plus tard à la date de livraison des Actions Ordinaires, pour tout Bénéficiaire qui ne serait d’ores et déjà partie au pacte d’actionnaires de la Société ou à tout pacte extra-statutaire en vigueur.	Vested Ordinary Shares shall be delivered to the Beneficiary as soon as possible as from the Anniversary Dates, subject to the signature, at the latest on the date of delivery of the Ordinary Shares, for any Beneficiary who is not already a party to the shareholders’ agreement of the Company or any extra-statutory agreement in force.

La livraison des Actions Ordinaires emportera le transfert de la pleine propriété des Actions Ordinaires au profit du Bénéficiaire ou de ses ayants droit, selon le cas.	The delivery of the Ordinary Shares shall result in the transfer of the full ownership of the Ordinary Shares to the Beneficiary or his/her heirs, as the case may be.

Au plus tard le [1er mars] de l’année suivant la Date d’Acquisition, un certificat sera émis par la Société et adressé au Bénéficiaire. Ce certificat comprendra notamment les informations suivantes :	No later than [1 March] of the year following the Vesting Date, a certificate shall be issued by the Company and sent to the Beneficiary. The certificate shall include the following information:

- l’objet pour lequel il est établi (i.e. application de l’Article 80 quaterdecies du Code général des impôts) ;

- la raison sociale et le siège social de la Société ;

- l’identité et l’adresse du Bénéficiaire ;

- le nombre d’Actions Ordinaires acquises et leur valeur unitaire à la Date d’Acquisition ;

- la fraction du gain d’acquisition de source française ;

- la Date d’Attribution ;

- les Dates d’Acquisition ; et

- la durée de la Période de Conservation, le cas échéant.

- the purpose for which it is established (i.e. application of Article 80 quaterdecies of the French General Tax Code);

- the company name and registered office of the Company;

- the identity and address of the Beneficiary;

- the number of Ordinary Shares acquired and their unit value on the Vesting Date;

- the fraction of the acquisition gain from French source;

- the Grant Date;

- the Vesting Dates; and

- the duration of the Holding Period, as the case may be.

6. DROITS ATTACHÉS AUX ACTIONS ORDINAIRES	6. RIGHTS ATTACHED TO THE ORDINARY SHARES

Les Actions Ordinaires seront identiques aux actions ordinaires de la Société déjà émises, au regard notamment des droits de vote, droits aux dividendes et aux éventuelles réserves distribuées, droit de participer aux assemblées, droit de communication et droit préférentiel de souscription, que le Bénéficiaire peut exercer pendant la Période de Conservation, sous réserve du respect des stipulations de l’Article 7 ci-dessous.	The Ordinary Shares will be identical to the Company’s ordinary shares already issued, in particular as regards voting rights, dividends’ rights and rights to the distribution of reserves if any, right to take part in general meetings, communication rights, and preferential subscription rights, that the Beneficiary may exercise during the Holding Period, provided that the provisions of the Article 7 below are fulfilled.

Toutefois, les Actions Ordinaires livrées pendant le délai qui sépare la fixation du dividende de sa mise en paiement, n’ouvriront pas droit au dividende au titre de cette distribution.	However, the Ordinary Shares delivered during the period between the determination of the dividend and the distribution thereof will not be entitled to receive dividends paid in respect of such distribution.

7. CONSERVATION DES ACTIONS ORDINAIRES	7. HOLDING OF THE ORDINARY SHARES

Les Actions Ordinaires ne pourront être cédées ou faire l’objet d’une quelconque sûreté pendant la Période de Conservation. A cet effet, les Actions Ordinaires devront être inscrites sur un compte nominatif, au nom du Bénéficiaire, administré par la Société ou un teneur de compte, avec la mention de l’indisponibilité.	The Ordinary Shares cannot be transferred or be subject to any security interest during the Holding Period. For this purpose, the Ordinary Shares must be registered under a nominative account in the name of the Beneficiary, managed by the Company or an account holder, mentioning the transfer restriction.

Nonobstant ce qui précède, les Actions Ordinaires seront librement cessibles en cas (i) d’Invalidité ou (ii) de décès du Bénéficiaire (par les héritiers ou ayants droit de ce dernier), sous réserve des dispositions des Statuts.	Notwithstanding the aforementioned, the Ordinary Shares shall be freely transferable, in the event of (i) Disability or (ii) death of the Beneficiary (by his/her heirs or successors), subject to the provisions of the Articles of Association.

A l’issue de la Période de Conservation, ainsi que dans les cas visés au paragraphe précédent sous réserve des dispositions des Statuts, les Actions Ordinaires seront disponibles et pourront être librement cédées par le Bénéficiaire.	At the end of the Holding Period, as well as in the cases mentioned in the previous paragraph subject to the provisions of the Articles of Association, the Ordinary Shares may be freely transferred by a Beneficiary.

Toutefois, dans l’hypothèse où les Actions Ordinaires viendraient à être cotées sur un Marché Règlementé, les Actions Ordinaires ne pourront être cédées au cours des périodes suivantes, définies par l’Article L.225-197-1 du Code de Commerce :

- dans le délai de trente jours calendaires avant l’annonce d’un rapport financier intermédiaire ou d’un rapport de fin d’année que la Société est tenue de rendre public ; et

- durant la période pendant laquelle les membres du Conseil d’Administration ou exerçant les fonctions de directeur général ou de directeur général délégué et par les salariés ont connaissance d’une information privilégiée, au sens de l’article 7 du règlement (UE) n° 596/2014 du Parlement européen et du Conseil du 16 avril 2014 modifié sur les abus de marché (règlement relatif aux abus de marché) et abrogeant la directive 2003/6/ CE du Parlement européen et du Conseil et les directives 2003/124/CE, 2003/125/CE et 2004/72/CE de la Commission, qui n’a pas été rendue publique.

En outre, le Bénéficiaire devra respecter toute réglementation le cas échéant applicable en matière d’informations privilégiées et devra notamment s’abstenir de céder ses Actions Ordinaires s’il a connaissance d’une information privilégiée, conformément aux dispositions légales et règlementaires applicables.

However, if the Ordinary Shares are listed on a Regulated Market by the time the Ordinary Shares are sold, the sale of the Shares will be prohibited during the following periods, as defined in Article L.225-197-1 of the Commercial Code:

- within thirty calendar days before the announcement of an interim financial report or a year-end report that the Company is required to make public; and

- during the period in which members of the Board of Directors or persons acting as chief executive officer or deputy chief executive officer and employees have knowledge of inside information, within the meaning of Article 7 of Regulation (EU) No. 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (Market Abuse Regulation), as amended, and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC, which has not been made public.

Furthermore, a Beneficiary shall comply with any applicable provisions relating to inside information and in particular, shall refrain from transferring his or her Ordinary Shares in case he or she is aware of any inside information, in accordance with applicable legal and regulatory provisions.

Nonobstant les autres stipulations du Règlement du Plan, et conformément aux termes de l’article L. 225-197-1 II du Code de commerce et aussi longtemps que cette disposition sera en vigueur, les dirigeants auxquels les Actions Gratuites auront été définitivement attribuées en cette qualité seront tenus de conserver 1 % desdites Actions Gratuites, à compter de leur Date d’Acquisition et jusqu’à la cessation de leurs fonctions de dirigeant (sans préjudice des stipulations des Statuts), étant toutefois précisé que ces actions pourront être apportées conformément aux dispositions du dernier alinéa de l’article L. 225-197-1 III du Code de Commerce, l’obligation de conservation demeurant applicable aux actions ou parts reçues en contrepartie de l’apport.	Notwithstanding the other provisions of the Plan Rules, and in accordance with the terms of Article L. 225-197-1 II of the French Commercial Code and as long as this provision remains in force, corporate officers to whom Restricted Stock Units have been definitively granted in that capacity shall be required to retain 1% of such Restricted Stock Units, as from their Vesting Date and until the termination of their position as corporate officer (without prejudice to the provisions of the Articles of Association), it being specified however that these shares may be contributed in accordance with the provisions of the last paragraph of Article L. 225-197-1 III of the French Commercial Code, the holding obligation remaining applicable to the shares or units received in exchange for the contribution.

Par ailleurs, chaque Bénéficiaire (ou ses héritiers, le cas échéant) s’interdit de procéder à un Transfert des actions, si ce n’est conformément aux stipulations et des Statuts.	Furthermore, each Beneficiary (or his/her heirs, as the case may be) agrees not to Transfer the shares, except in accordance with the provisions of the Articles of Association.

8. AJUSTEMENTS APRÈS MODIFICATIONS DU CAPITAL OU DE LA SITUATION DE LA SOCIÉTÉ	8. ADJUSTMENTS AFTER CHANGES IN THE COMPANY’S CAPITAL OR SITUATION

Si à un moment quelconque au cours de la Période d’Acquisition, la Société est absorbée ou scindée, les actions de l’entité survivante seront livrées en lieu et place des Actions Ordinaires à la Date d’Acquisition. Le nombre d’actions de l’entité survivante qui sera livré dépendra de la parité d’échange convenue entre les parties dans le traité de fusion ou de scission, selon le cas.	If, at any time during the Vesting Period, the Company is merged or split, a Beneficiary shall, on the Vesting Date, receive shares of the surviving entity rather than Ordinary Shares. The number of shares of the surviving entity that will be delivered shall depend on the exchange ratio agreed between the parties in the merger or demerger agreement, as the case may be.

L’échange sans soulte d’Actions Gratuites attribuées définitivement résultant d’une opération de fusion, de scission, de division ou de regroupement réalisée conformément à la réglementation en vigueur ne constituera pas une rupture de l’incessibilité visée au présent Règlement du Plan. Les actions ainsi reçues en échange des Actions Gratuite attribuées définitivement demeureront alors incessibles jusqu’à l’expiration de la Période de Conservation.	The exchange without payment of a balance of definitively granted Restricted Stock Units resulting from a merger, demerger, division or consolidation carried out in accordance with applicable regulations shall not constitute a breach of the non-transferability referred to in these Plan Rules. The shares thus received in exchange for the definitively granted Restricted Stock Units shall then remain non-transferable until the expiration of the Holding Period.

En cas d’opérations financières visées à l’Article L. 225-181 alinéa 2 du Code de Commerce appliqué mutatis mutandis aux Actions Gratuites intervenant pendant la Période d’Acquisition et pouvant donner lieu à une modification de la valeur ou du nombre d’Actions Gratuites initialement attribuées, le Conseil d’Administration et s’il le juge approprié, pourra prendre toutes mesures permettant de préserver les intérêts et droits des Bénéficiaires. Nonobstant ce qui précède, sauf décision contraire du Conseil d’Administration, aucun ajustement ni aucune mesure décrite au présent Article 8 ne sera autorisé dans la mesure où il aurait pour effet de rendre le Plan non conforme aux règles Nasdaq applicables.	In the event of financial transactions listed under Article L. 225-181 paragraph 2 of the French Commercial Code applying mutatis mutandis to the Restricted Stock Units occurring during the Vesting Period and resulting in a modification of the value or number of Restricted Stock Units initially awarded, the Board of Directors, if he deems appropriate, may take all measures to protect the interests and rights of the Beneficiaries. Notwithstanding the foregoing, unless otherwise determined by the Board of Directors, no adjustment or action described in this Article 8 shall be authorized to the extent that it would cause the Plan to violate the applicable Nasdaq rules.

9. POUVOIRS DU CONSEIL D’ADMINISTRATION	9. POWERS OF THE BOARD OF DIRECTORS

Le Conseil d’Administration dispose d’un pouvoir discrétionnaire pour analyser et interpréter les termes du Règlement du Plan.	The Board of Directors has the discretionary power to analyze and interpret the terms of the Plan Rules.

Le Conseil d’Administration peut à tout moment procéder à toute modification du Plan plus favorable à un ou plusieurs Bénéficiaires qui s’avérerait nécessaire, notamment pour permettre à un ou plusieurs Bénéficiaires ou à la Société ou une société du Groupe de bénéficier d’un régime fiscal ou de sécurité sociale plus favorable, en vigueur en France ou dans tout autre État où le Règlement du Plan aurait vocation à s’appliquer. Le Conseil d’Administration informe dans un tel cas par écrit l’ensemble des Bénéficiaires concernés par la modification des conditions du Plan.	The Board of Directors may at any time, make any necessary amendments to the Plan more favorable to one or more Beneficiaries which may be necessary, in particular to enable one or more Beneficiaries or the Company or a Group company to benefit from the preferential tax and/or social security regime applicable in France or in any other countries where the Plan Rules may apply. The Board of Directors will then inform, in writing, all the Beneficiaries concerned by the changes to the conditions of the Plan.

10. LIMITATIONS	10. LIMITATIONS

L’attribution d’Actions Gratuites ne constitue en aucune façon un élément du contrat de travail des Bénéficiaires et le bénéfice d’une Action Gratuite ne confère aucun droit à bénéficier d’une Action Gratuite ultérieure.	The grant of Restricted Stock Units does not in any way constitute an element of the Beneficiaries’ employment contract and the benefit of a Restricted Stock Unit does not confer any right to a subsequent grant of Restricted Stock Unit.

Ni le Plan, ni une quelconque Action Gratuite ne confère à un Bénéficiaire un droit au maintien de son emploi dans le Groupe. En outre, ils ne limitent en aucun cas le droit que peuvent avoir, le cas échéant, le Bénéficiaire, la Société ou une autre société du Groupe de mettre fin, en toute circonstance, à cet emploi, avec ou sans motif.	Neither the Plan nor any Restricted Stock Unit confers on a Beneficiary a right to maintain his or her employment in the Group. In addition, they do not in any way limit the right, if any, of the Beneficiary, the Company or any other Group company to terminate such employment, with or without cause, in any circumstances.

11. impots et prelevements obligatoires	11. TAXES AND MANDATORY LEVIES

Chaque Bénéficiaire supportera tous impôts, charges, contributions sociales (autres que patronales), retenues à la source et prélèvements obligatoires mis à sa charge (y compris par voie de prélèvement à la source) par la législation en vigueur à la date d’exigibilité desdits impôts, charges, contributions sociales (autres que patronales), retenues à la source ou prélèvements et est entièrement responsable des déclarations qui lui incombent auprès des autorités fiscales ou sociales du pays dont il est résident fiscal ou de tout autre pays où il aurait des obligations fiscales et/ou sociales.

Each Beneficiary shall bear all taxes, charges, social contributions (other than employer contributions), withholding taxes and mandatory levies charged to him/her (including by way of withholding at source) by the legislation in force at the date of payment of such taxes, charges, social contributions (other than employer contributions), withholding taxes or levies and is fully responsible for the declarations he/she is required to make to the tax or social authorities of the country of which he/she is a tax resident or any other country where he/she may have tax and/or social obligations.

En tant que de besoin, il est précisé qu’à cette fin, tous impôts, cotisations et contributions sociales devant être payés par voie de prélèvement, retenue à la source ou devant être précomptés par la Société ou une société du Groupe ou à payer par la Société ou une société du Groupe pour le compte des Bénéficiaires pourront être prélevés, retenus ou payés, dans la limite permise par la réglementation applicable, par voie de compensation par la Société ou une société du Groupe sur tous paiements effectués par la Société aux Bénéficiaires.	For the avoidance of doubt, it is provided that for this purpose, all taxes, social security contributions and charges that must be paid by way of withholding, deduction at source or that must be withheld by the Company or a Group company, or that must be paid by the Company or a Group company on behalf of the Beneficiaries, may be withheld, deducted or paid, to the extent permitted by applicable laws, by way of set-off by the Company or a Group company against any payments made by the Company to the Beneficiaries

Si la Société, une société du Groupe ou, le cas échéant, la banque assurant la gestion du Règlement du Plan, doit s’acquitter des charges, cotisations ou contributions sociales (autres que patronales), impôt, retenue à la source ou tout autre type de prélèvements pour le compte d’un Bénéficiaire du fait de l’attribution des Actions Gratuites de leur livraison ou de leur cession, la Société se réserve le droit de reporter la livraison des Actions Gratuites à ce Bénéficiaire ou d’interdire leur cession jusqu’à ce que le Bénéficiaire concerné ait payé les montants dus ou fait le nécessaire pour que le paiement soit effectué.	If the Company, a Group company or, as the case may be, the bank managing the Plan Rules, must pay charges, social contributions (other than employer contributions), tax, withholding tax or any other type of levy on behalf of a Beneficiary as a result of the grant, delivery or sale of the Restricted Stock Units, the Company reserves the right to postpone the delivery of the Restricted Stock Units to such Beneficiary or to prohibit their sale until the relevant Beneficiary has paid the amounts due or made the necessary arrangements for payment to be made.

12. STIPULATIONS POUR LES PARTICIPANTS ÉTRANGERS	12. PROVISIONS FOR FOREIGN PARTICIPANTS

Nonobstant toute stipulation contraire du Plan, afin de se conformer aux lois applicables dans des pays autres que la France, ou aux exigences de toute bourse de valeurs étrangère ou autre loi applicable, le Conseil d’Administration dispose, à sa seule discrétion, du pouvoir et de l’autorité nécessaires pour : (a) déterminer quelles Personnes Éligibles situées hors de France sont éligibles à participer au Plan ; (b) modifier les termes et conditions de toute Action Gratuite attribuée à des Personnes Éligibles situées hors de France afin de se conformer à la loi applicable (y compris, sans limitation, aux lois étrangères applicables ou aux exigences de cotation de toute bourse de valeurs étrangère) ; (c) établir des sous-plans et modifier les modalités d’exercice ainsi que les autres conditions et procédures, dans la mesure où ces actions peuvent être nécessaires ou souhaitables, étant toutefois précisé qu’aucun de ces sous-plans et/ou modifications ne devra augmenter le plafond d’actions ; et (d) prendre toute mesure, avant ou après l’attribution d’une Action Gratuite, qu’il juge souhaitable afin d’obtenir toute autorisation ou de se conformer à toute exemption ou autorisation règlementaire locale nécessaire ou à toute exigence d’admission aux négociations d’une bourse de valeurs étrangère.

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than France, or in order to comply with the requirements of any foreign securities exchange or other applicable law, the Board of Directors, in its sole discretion, shall have the power and authority to: (a) determine which Eligible Persons outside France are eligible to participate in the Plan; (b) modify the terms and conditions of any Restricted Stock Unit granted to Eligible Persons outside France to comply with applicable law (including, without limitation, applicable foreign laws or listing requirements of any foreign securities exchange); (c) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limit; and (d) take any action, before or after a Restricted Stock Unit is granted, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange.

13. CONFORMITÉ À LA RÈGLEMENTATION SUR LES VALEURS MOBILIÈRES	13. Compliance with Securities Law

L’attribution d’Actions Gratuites et l’émission d’actions au titre de toute Action Gratuite seront soumises au respect de toutes les lois applicables. En outre, aucune action ne pourra être émise au titre d’une Action Gratuite sauf si (a) une déclaration d’enregistrement au titre de la loi sur les valeurs mobilières applicable est alors en vigueur relativement aux actions pouvant être émises au titre de l’Action Gratuite ou (b) les actions pouvant être émises au titre de l’Action Gratuite peuvent l’être conformément aux modalités d’une exemption applicable aux exigences d’enregistrement prévues par la loi sur les valeurs mobilières applicable. L’impossibilité pour la Société d’obtenir de toute autorité réglementaire compétente l’autorisation, le cas échéant, que le conseil juridique de la Société estime nécessaire à l’émission et à la vente licites de toute action au titre des présentes dégagera la Société de toute responsabilité au titre du défaut d’émission ou de vente des actions pour lesquelles cette autorisation requise n’aurait pas été obtenue. Comme condition à l’émission de toute action, la Société pourra exiger du Bénéficiaire qu’il satisfasse à toute condition qui pourrait être nécessaire ou appropriée, qu’il atteste du respect de toute loi applicable et qu’il fasse toute déclaration ou garantie à cet égard pouvant être demandée par la Société.

The grant of Restricted Stock Units and the issuance of shares pursuant to any Restricted Stock Unit shall be subject to compliance with all applicable laws. In addition, no shares may be issued pursuant to a Restricted Stock Unit unless (a) a registration statement under the applicable securities act shall at the time of such issuance be in effect with respect to the shares issuable pursuant to the Restricted Stock Unit or (b) the shares issuable pursuant to the Restricted Stock Unit may be issued in accordance with the terms of an applicable exemption from the registration requirements of the applicable securities act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any shares, the Company may require the Beneficiary to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law and to make any representation or warranty with respect thereto as may be requested by the Company.

14. STIPULATIONS DIVERSES	14. MISCELLANEOUS

Sauf stipulations contraires, les notifications ou documents adressés par les Bénéficiaires à la Société ou au Conseil d’Administration doivent être remis au siège social de la Société, ou à toute autre adresse indiquée par le Conseil d’Administration. Les documents ou notifications adressés aux Bénéficiaires doivent leur être remis en mains propres à leur lieu de travail ou envoyés à l’adresse que les Bénéficiaires ont indiquée par écrit à la Société à cet effet, ou en l’absence d’une telle adresse, à leur dernier domicile connu.

Unless otherwise provided for, notifications and documents sent by Beneficiaries to the Company or the Board of Directors must be delivered to the Company’s registered office or any other address indicated by the Board of Directors. Documents and notifications sent to Beneficiaries must be delivered to them in person at their workplaces or sent to the address that the Beneficiaries have indicated in writing to the Company for this purpose or, in the absence of such address, at their last known residence.

Le Bénéficiaire devra se conformer aux arrangements éventuellement pris par la Société ou une société du Groupe, ou toute autre personne désignée ou mandatée par la Société, pour le paiement de toutes cotisations sociales (y compris le paiement des cotisations sociales salariales) ou fiscales dans le pays où le Bénéficiaire réside ou tout autre pays, qui est lié aux Actions Gratuites.	Each Beneficiary must comply with any arrangements which may be made by the Company or a Group company, or any other person designated or empowered by the Company, for the payment of all social security contributions (including employees’ social contributions) and taxes in the country where the Beneficiary is resident, or any other country related to his/her Restricted Shares Units.

Les Bénéficiaires et la Société, ou selon le cas, les sociétés du Groupe, respecteront, chacun en ce qui les concerne, les obligations déclaratives à effectuer auprès des services fiscaux et organismes de sécurité sociale compétents auxquelles ils pourraient être soumis.

Beneficiaries and the Company, or as the case may be, the Group companies shall, each as far as they are concerned, respect filing requirements vis-à-vis the competent tax and social security authorities that they may be required to comply with.

15. LOI APPLICABLE – COMPÉTENCE	15. GOVERNING LAW - JURISDICTION

Ce Plan est soumis et sera interprété selon les dispositions du droit français en vigueur à la date d’adoption du Règlement de ce Plan ou celles qui les remplaceraient le cas échéant.

Tout différend né à l’occasion du présent Plan relèvera de la compétence exclusive des tribunaux compétents dans le ressort de la Cour d’appel de Paris.

This Plan is governed by and will be construed in accordance with the provisions of French law in force on the date of adoption of this Plan Rules or those that may replace them.

Any dispute arising out of this Plan shall be exclusively submitted to the relevant courts under the jurisdiction of the Paris Court of Appeal.

16. LANGUE	16. LANGUAGE

Le présent Règlement du Plan est rédigé en langues française et anglaise, étant précisé que la traduction en langue anglaise l’est à des fins d’information uniquement. En cas de contradiction entre les stipulations en langue française et leur traduction en anglais, seule la version française fera foi.	These Plan Rules are drafted in both French and English languages, it being specified that the English translation is for information purposes only. In case of inconsistency between the terms in French and their translation in English, the French version shall prevail.

Annexe

Appendix

Country Addendum

Ce Country Addendum comprend des informations, exclusions de garanties et/ou stipulations additionnelles spécifiques aux pays énumérés ci-dessous, qui s’appliquent aux personnes travaillant ou résidant dans ces pays et qui peuvent impacter matériellement le Bénéficiaire qui participerait au Plan. Ces informations, exclusions de garanties et/ou stipulations peuvent également s’appliquer, à compter de la Date d’Attribution, si le Bénéficiaire se déplace vers ou est ou devient autrement soumis aux lois applicables ou aux politiques de la Société du pays concerné. Toutefois, les règlementations sur les changes et autres lois locales étant sujettes à des modifications fréquentes, il est conseillé au Bénéficiaire de consulter son propre conseiller juridique, fiscal et social avant d’accepter les Actions Gratuites ou de détenir ou de céder des Actions Ordinaires acquises dans le cadre du Plan.

This Country Addendum includes additional country-specific notices, disclaimers, and/or terms and conditions that apply to individuals who work or reside in the countries listed below and that may materially impact the Beneficiary’s participation in the Plan. Such notices, disclaimers, and/or terms and conditions may also apply, as from the date of grant, if the Beneficiary moves to or otherwise is or becomes subject to the applicable laws or company policies of the country listed. However, because foreign exchange regulations and other local laws are subject to frequent change, the Beneficiary is advised to seek advice from his own personal legal, tax and social advisor prior to accepting the Restricted Stock Units or holding or selling Ordinary Shares acquired under the Plan.

La Société ne fournit aucun conseil fiscal, social, juridique ou financier et ne fait aucune recommandation concernant l’acceptation par le Bénéficiaire des Actions Gratuites ou sa participation au Plan. Sauf indication contraire ci-dessous, les termes commencés par une majuscule auront la signification qui leur est donnée dans le Plan et la Notification d’Attribution. Le présent Country Addendum fait partie intégrante du Plan et doit être lu conjointement avec celui-ci.

The Company is not providing any tax, social, legal or financial advice, nor is the Company making any recommendations regarding the Beneficiary’s acceptance of the Restricted Stock Units or participation in the Plan. Unless otherwise noted below, capitalized terms shall have the same meaning assigned to them under the Plan and the Notice of Grant. This Country Addendum forms part of the Plan and should be read in conjunction with the Plan.